Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No’s. 333-114738, 333-106512, 333-83154, 333-49154, 333-77283 and 333-02095) and Form S-3 (No’s. 333-117477 and 333-117391) of Walter Industries, Inc. of our report dated December 16, 2005, relating to the financial statements of Mueller Water Products, LLC as of September 30, 2005 and 2004 and for each of the three years ended September 30, 2005 which are incorporated by reference in the Current Report on Form 8-K of Walter Industries, Inc. dated December 19, 2005.

PricewaterhouseCoopers LLP

Chicago, Illinois

December 19, 2005